EXHIBIT 99.1

Press Release

Ness Technologies Announces Record Fourth
Quarter and Full Year 2006 Financial Results

Quarterly Net Income Rises 42% Year-over-Year on a 25% Increase in Revenues

Annual Net Income Rises 37% Year-over-Year on a 23% Increase in Revenues

Hackensack, NJ — February 15, 2007 — Ness Technologies, Inc. (NASDAQ: NSTC), a global provider of IT services and solutions, today announced financial results for the fourth quarter and full year ended December 31, 2006.

Fourth Quarter and Full Year 2006 Highlights:

•                  Quarterly diluted EPS was $0.25 vs. $0.19 in the fourth quarter of 2005;
Full year diluted EPS was $0.82 vs. $0.61 in 2005.

•                  Quarterly net income was $9.6 million, up 42% year-over-year;
Full year net income was $29.8 million, up 37% year-over-year.

•                  Quarterly revenues were $131.5 million, up 25% year-over-year;
Full year revenues were $474.3 million, up 23% year-over-year.

•                  Backlog increased to a record $606 million, up 35% year-over-year.

•                  Global workforce increased to 7,515, up 26% year-over-year.

“We had a very strong fourth quarter, once again establishing new records for revenues, net income and backlog,” said Raviv Zoller, President and Chief Executive Officer of Ness Technologies. “For the second time this year, we realized value from the sale of intellectual property, with the sale of our share of dbMotion, the provider of a sophisticated virtual medical record management system, which was developed and spun out of Ness. The gain of $5.0 million, before $1.2 million of related tax expenses, was recorded in Other Income. We continued to sign large strategic deals, significantly expanding our offshore presence in the financial services and life sciences sectors. We remain optimistic in our outlook, given the strong demand environment, our record backlog and our strong strategic business model.”

Fourth quarter 2006 revenues totaled $131.5 million, an increase of $26.4 million or 25%, setting a new quarterly record, driven by both organic and non-organic growth, compared to $105.1 million in the fourth quarter of 2005. Revenues for the full year ended December 31, 2006 were $474.3 million, an increase of $88.9 million or 23%, compared to $385.4 million for the full year ended December 31, 2005.

Fourth quarter operating income was $8.1 million, an increase of $0.1 million or 1%, compared to $8.0 million in the fourth quarter of 2005. Operating income for the full year ended December 31, 2006 was a record $33.6 million, up $7.2 million or 27% compared to $26.4 million for the full year ended December 31, 2005. The small increase in operating income in the fourth quarter was related to revenue recognition for the technology transfer component of the intelligence system deals announced in October. The revenue recognition will be over the life of the associated three-year project, rather than over the initial year. Because the gain associated with the technology transfer component of the revenue was significant, and was deferred from the fourth quarter, gross margin and operating margin were significantly lowered for the quarter, and modestly affected for the full year. The deferred portion of the technology transfer revenues and profit will be fully recognized over the next three years.

Fourth quarter net income increased to a record $9.6 million, an increase of $2.8 million or 42%, compared to $6.8 million in the fourth quarter of 2005. Fully diluted earnings per share were $0.25 compared to $0.19 in the fourth quarter of 2005. For the full year ended December 31, 2006, net income increased to a record $29.8 million, up $8.1 million or 37% compared to $21.7 million in the full year ended December 31, 2005. Fully diluted earnings per share were $0.82 compared to $0.61 in the year ended December 31, 2005. Excluding extraordinary income in the fourth quarter of 2005, net income increased 53% for the fourth quarter and 41% for the full year, compared to the respective year-ago periods. These significant increases were achieved despite the deferral of income from the technology transfer.

Backlog as of December 31, 2006 increased to $606 million, up 35% compared to $450 million as of December 31, 2005, on solid fourth quarter bookings.

“We had very strong operating cash flow in the quarter, of over $16 million, which helped increase our net cash position by over $26 million, despite the acquisition of Selesta España at the end of the fourth quarter,” stated Ytzhak Edelman, Chief Financial Officer and deputy to the President and CEO. “We continued to keep our financial expenses low, and in addition we kept the percentage of our staff that is billable high, at 87.8%. The effect of foreign currency exchange rates on our results in the fourth quarter was nominal, due to the efficient hedging of currencies through forward contracts. We remain focused on further increasing our operating and net margin, managing our debt-to-equity ratio and controlling our financial expenses.”

Guidance

For the full year 2007, Ness expects to generate revenues in the range of $560 million to $570 million, representing year-over-year growth of 18% to 20%, and diluted net earnings per share in the range of $1.00 to $1.05. This guidance includes approximately $0.07 per diluted share of one-time severance and transition expenses related to the previously announced executive transitions.

The severance expenses will occur during the first quarter of 2007, when Ness expects to generate revenues in the range of $123 million to  $129 million and diluted net earnings in the range of $0.21 to $0.23, excluding these one-time expenses.

Guidance includes the effect of an anticipated increase in the number of outstanding diluted shares to an average of about 39.5 million in 2007.

Conference Call Details

Ness Technologies President and Chief Executive Officer, Raviv Zoller, Chief Executive Officer Elect, Sachi Gerlitz, and Chief Financial Officer and deputy to the President and CEO, Ytzhak Edelman, will conduct a conference call to discuss the fourth quarter and full year 2006 results, which will be simultaneously webcast, at 9:00 A.M. Eastern Time / 6:00 A.M. Pacific Time on Thursday, February 15, 2007.

To access the Ness Technologies fourth quarter and full year 2006 earnings conference call participants in North America should dial 1-800-399-0427 and international participants should dial 1-706-634-5453. A live webcast of the conference call will be available on the investor relations page of the Ness Technologies corporate web site at www.ness.com. Please visit the web site at least 15 minutes early to register for the teleconference webcast and download any necessary audio software. A replay of the call will be available on the web site approximately two hours after the conference call is completed.

About Ness Technologies

Ness Technologies (NASDAQ: NSTC) is a global provider of end-to-end IT services and solutions designed to help clients improve competitiveness and efficiency. Ness specializes in outsourcing and offshore, systems integration and application development, software and consulting, and quality assurance and training. With 7,500 employees, Ness maintains operations in 16 countries, and partners with over 100 software and hardware vendors worldwide. For more information about Ness Technologies, visit www.ness.com.

Forward Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often are preceded by words such as “believes,” “expects,” “may,” “anticipates,” “plans,” “intends,” “assumes,” “will” or similar expressions. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and involve certain risks and uncertainties. Ness’ actual results could differ materially from those anticipated in these forward looking statements as a result of various factors. Some of the factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the “Risk Factors” described in Ness’ Annual Report of Form 10-K filed with the Securities and Exchange Commission on March 15, 2006.

Media contact:
David Kanaan
USA: 1-888-244-4919
Intl: +972-3-540-8188
Email: media.int@ness.com

Investor contact:
Drew Wright
USA: 1-888-267-8160
Email: investor@ness.com

NESS TECHNOLOGIES, INC.
AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
U.S. dollars in thousands (except per share data)

	Three months ended December 31,		Year ended December 31,
	2005	2006	2005	2006
Statement of Operations Data:

Revenues	$105,094	$131,527	$385,436	$474,318
Cost of revenues	74,980	97,312	275,233	342,104
Gross profit	30,114	34,215	110,203	132,214

Selling and marketing	7,919	9,700	29,033	35,315
General and administrative	14,192	16,443	54,730	63,288
Total operating expenses	22,111	26,143	83,763	98,603

Operating income	8,003	8,072	26,440	33,611
Financial expenses, net	(224)	(150)	(1,521)	(1,280)
Other income (expenses), net	(232)	4,913	(243)	5,349
Income before taxes on income	7,547	12,835	24,676	37,680

Taxes on income	1,241	3,518	3,518	8,035
Equity in net losses of affiliates and gain from disposal of affiliate	(37)	271	(65)	168
Minority interests in losses of a subsidiary	—	—	101	—
Income from continuing operations	6,269	9,588	21,194	29,813
Extraordinary income, net of taxes	495	—	495	—
Net income	$6,764	$9,588	$21,689	$29,813

Basic net earnings per share	$0.19	$0.26	$0.63	$0.83
Diluted net earnings per share	$0.19	$0.25	$0.61	$0.82

Basic net earnings per share excluding extraordinary income	$0.18	$0.26	$0.62	$0.83
Diluted net earnings per share excluding extraordinary income	$0.18	$0.25	$0.59	$0.82

Weighted average number of shares (in thousands) used in computing basic net earnings per share	34,708	37,589	34,413	35,999
Weighted average number of shares (in thousands) used in computing diluted net earnings per share	35,618	38,499	35,661	36,549

NESS TECHNOLOGIES, INC.
AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
U.S. dollars in thousands (except per share data)

	Three months ended December 31,		Year ended December 31,
	2005	2006	2005	2006
Segment Data:

Revenues:
Managed Strategic Services (MSS)	$20,169	$19,768	$80,544	$80,597
Technologies & Systems Group (TSG)	9,035	14,433	44,200	56,391
Ness Europe	27,230	29,325	63,554	88,223
Ness Israel	40,664	51,043	168,234	190,009
Other	7,996	16,958	28,904	59,098
	$105,094	$131,527	$385,436	$474,318

Operating Income (Loss):
Managed Strategic Services (MSS)	$2,805	$2,015	$7,927	$9,645
Technologies & Systems Group (TSG)	665	1,462	5,617	6,929
Ness Europe	3,886	3,062	8,051	8,472
Ness Israel	3,324	4,996	13,148	14,154
Other	(51)	(838)	(403)	1,627
Unallocated Expenses	(2,626)	(2,625)	(7,899)	(7,216)
	$8,003	$8,072	$26,440	$33,611

NESS TECHNOLOGIES, INC.
AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
U.S. dollars in thousands

	December 31,	December 31,
	2005	2006
CURRENT ASSETS:
Cash and cash equivalents	$33,579	$46,675
Short-term bank deposits	39,561	2,027
Marketable securities	2,651	—
Trade receivables (net of allowance for doubtful accounts)	99,097	134,999
Unbilled receivables	21,500	31,985
Other accounts receivable and prepaid expenses	13,664	13,735
Inventories and work in progress	2,506	177
Total current assets	212,558	229,598

LONG-TERM ASSETS:
Long-term prepaid expenses and other assets	4,848	6,480
Investments in affiliates at cost	—	1,193
Unbilled receivables	7,045	15,865
Deferred income taxes	5,271	7,529
Severance pay fund	35,845	42,321
Total long-term assets	53,009	73,388

Property and equipment, net	21,308	28,279
Other intangible assets, net	7,938	8,336
Goodwill	159,421	201,718
Total assets	$454,234	$541,319

CURRENT LIABILITIES:
Short-term bank loans and credit	$21,011	$4,869
Current maturities of long-term debt	6,862	4,420
Trade payables	35,259	42,839
Advances from customers and deferred revenues	14,651	30,364
Other accounts payable and accrued expenses	75,676	75,830
Total current liabilities	153,459	158,322

LONG-TERM LIABILITIES:
Long-term debt, net of current maturities	6,294	3,311
Excess of losses over investment in affiliates	257	—
Accrued severance pay	39,722	47,031
Total long-term liabilities	46,273	50,342

Total stockholders’ equity	254,502	332,655
Total liabilities and stockholders’ equity	$454,234	$541,319